Exhibit 10.51

                      Employment Agreement

     This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between Enron Corp. ("Enron"), and Mark Frevert ("Employee"), to be effective as of March 1, 2000 (the "Effective Date"). Enron and Employee agree as follows:

Article 1:  Employment, Compensation and Benefits

     1.1  Term and Position.  Enron agrees to employ
Employee, and Employee agrees to be employed by Enron for the Term (the "Term") described on Exhibit "A." Enron may assign Employee to a different position or modify Employee's duties and responsibilities, subject to the terms and conditions of this Agreement.

     1.2 Compensation. Employee shall be paid as set forth on Exhibit "A." Employee's monthly base salary shall be paid in semimonthly installments in accordance with Enron's standard payroll practice, and (as with all other payments made to Employee by Enron) is subject to withholding of all federal, state, city, or other taxes as may be required by law.

     1.3  Benefits.  Employee shall be allowed to
participate, on the same basis generally as other employees employed in the same or similar positions, in all general employee benefit plans and programs that Enron has made available to Enron's employees on or after the Effective Date. Nothing in this Agreement is to be construed to provide greater rights, participation, coverage, or benefits than provided to similarly-situated employees pursuant to the terms of such benefit plans and programs. Enron is not obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Copies of benefit plans will be made available to Employee upon request.

Article 2: Termination Before the Term Expires and Effects of Such Termination

     2.1. Termination By Enron.  Enron may terminate
Employee's employment before the Term expires for the following reasons:

          a. Cause. For "cause" upon the determination by Enron that "cause" exists to terminate the Employee. "Cause" means (i) Employee's gross negligence, willful misconduct, or neglect in the performance of the duties and services as an Enron employee; (ii) Employee's final conviction of a felony by a trial court; (iii) Employee's material breach of any material provision of this Agreement that, if possible to correct, remains uncorrected for 30 days after Enron notifies Employee in writing of such breach; or (iv) Employee's material violation of any material policy of Enron. If Enron terminates Employee's employment for Cause, Employee shall be entitled only to his or her pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Employee is entitled under the terms of Enron compensation and/or benefit plans, shall cease.

          b.   Involuntary Termination.  Involuntary
     termination at Enron's option may occur for any reason whatsoever, including termination without cause, in the sole discretion of Enron. Upon an Involuntary Termination before the Term expires, Employee is entitled to receive the amount of one year's annual base salary and performance bonus ("Amount"). This Amount will be calculated by taking the average of Employee's annual base salary and performance bonus for the last two years of Employee's employment with Enron. Fifty percent of the Amount shall be paid in six equal installments each month during the first six months following the Involuntary Termination; the remaining fifty percent will be paid in a single lump-sum payment at the end of that six month period.

          c. Death/Disability. Upon Employee's (i) death, or (ii) becoming incapacitated or disabled so as to entitle Employee to benefits under Enron's long-term disability plan, or (iii) becoming permanently and totally unable to perform Employee's duties for Enron as a result of any physical or mental impairment supported by a written opinion by a physician selected by Enron. Upon termination of employment under this paragraph, Employee or Employee's heirs shall be entitled only to Employee's pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Employee is entitled under the terms of Enron compensation and/or benefit plans, shall cease.

     2.2 Termination By Employee. Employee may terminate the employment relationship before the Term expires for the following reasons:

          a. Breach by Enron. A material breach by ENA of any material provision of this Agreement which remains uncorrected for 30 days following Employee's written notice to ENA of such breach. Upon such a termination, Employee shall be entitled to receive the amount of one year's annual base salary and performance bonus ("Amount"). This Amount will be calculated by taking the average of Employee's annual base salary and performance bonus for the last two years of Employee's employment with ENA. Fifty percent of the Amount shall be paid in six equal installments each month during the first six months following the Involuntary Termination; the remaining fifty percent will be paid in a single lump-sum payment at the end of that six month period.

          b. Voluntary Termination. For any other reason whatsoever, in Employee's sole discretion. Upon a Voluntary Termination before the Term expires, all of Employee's future compensation and benefits, other than benefits to which Employee is entitled under the terms of Enron compensation and/or benefit plans, shall cease as of the date of termination, and Employee shall be entitled only to pro rata salary through the termination date.

     2.3 Offset. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of employment shall be offset by any amounts to which Employee otherwise may be entitled under any benefit plans, severance plans, voluntary payments, and policies of Enron or its affiliates, or amounts (including the value of Enron's property) that Employee owes to Enron.

     2.4 Certain Obligations Continue. Neither termination of employment nor expiration of the Term terminates the continuing obligations of this Agreement, including obligations under Articles 3 and 4.1.

     2.5 Employment Beyond Term. Should Employee remain employed by Enron after the Term expires, such employment shall convert to an employment-at-will relationship, terminable at any time by either Enron or Employee for any reason whatsoever, with or without cause.

Article 3:  Confidential Information; Post-Employment
Obligations

     3.1 This Agreement. The terms of this Agreement constitute confidential information, which Employee shall not disclose to anyone other than Employee's spouse, attorneys, tax advisors, or as required by law. Disclosure of these terms is a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment for cause.

     3.2 Enron Property. All written materials, records, data, and other documents prepared or possessed by Employee during Employee's employment by Enron are Enron property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Employee individually or in conjunction with others during Employee's employment (whether during business hours and whether on Enron's premises or otherwise) which relate to Enron's business, products, or services are Enron's sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Enron's property. At the termination of Employee's employment with Enron for any reason, Employee shall return all of Enron's documents, data, or other Enron property to Enron.

     3.3  Confidential Information; Non-Disclosure.
Employee acknowledges that the business of Enron and its affiliates is highly competitive and that Enron has agreed to provide and immediately will provide Employee with access to Confidential Information relating to the business of Enron and its affiliates. "Confidential Information" means and includes Enron's confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to Enron's relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Enron; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by Enron its affiliates in their businesses to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Enron and its affiliates in maintaining their competitive position. Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of Enron and its affiliates. Enron also agrees to provide Employee with immediate access to Confidential Information and specialized training regarding Enron's methodologies and business strategies, which will enable Employee to perform his or her job at Enron.

     Employee agrees that Employee will not, at any time during or after Employee's employment with Enron, make any unauthorized disclosure of any Confidential Information or specialized training of Enron or its affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as Enron's Confidential Information.

     3.4 Non-Competition Obligations. Enron agrees to and shall provide Employee with immediate access to Confidential Information. Ancillary to the rights provided to Employee following Involuntary Termination, Enron's provision of Confidential Information and specialized training to Employee, and Employee's agreement not to disclose Confidential Information, and in order to protect the Confidential Information described above, Enron and Employee agree to the following non-competition provisions. Employee agrees that during the Period of Post-Employment Non-Competition Obligations defined in Exhibit "A," Employee will not, directly or indirectly, for Employee or for others, in the Geographic Region of Responsibility described on Exhibit "A" (or, if Employee's Geographic Region has changed, in any and all geographic regions in which Employee has worked during the 12-month period immediately preceding Employee's termination of Employment):

          a. engage in the business of buying, selling, trading, structuring, or executing transactions in commodities, assets, or products in which Enron is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period, including, but not limited to, gas, electricity, coal, chilled water, clean fuel, liquids, emissions, petrochemicals, energy assets, transmission capacity, paper, pulp, packaging, communications, metals, weather products, electronic commerce (including business-to-business electronic commerce), "click trading," bandwidth communications, interest rates, credit, currencies, securities, or other commodities (including, without limitation, other energy commodities), or any futures, derivatives, or equities related to any of the foregoing, whether at wholesale or retail, or the development of systems, information technology, accounting, or risk management with respect to any of the foregoing;

          b. engage in other types of business performed by Enron, including the acquiring or disposing of assets or equity investments or providing or raising capital, through loans, equity, joint ventures, partnerships, working interests, production payments, or similar arrangements into products, commodities, futures, derivatives, or other items in which Enron currently is engaging in business, has plans to engage in business, or has engaged in business in the preceding 12-month period;

          c. engage in activities relating to Enron's business not described in parts a and b of this Article
     3.4, to the extent that Employee has knowledge or information about such activities; or

          d. render advice or services to, or otherwise assist, any other person, association or entity in the business of a, b, or c above.

Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information Enron has provided to Employee.

     3.5 Non-Solicitation of Customers. For the Period of Non-Solicitation of Customers described on Exhibit "A," Employee will not call on, service, or solicit competing business from customers of Enron or its affiliates whom that Employee, within the previous twenty-four (24) months, (i) had or made contact with, or (ii) had access to information and files about.

     3.6 Non-Solicitation of Employees. During Employee's employment, and for a period of twelve (12) months following the termination of employment for any reason, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of Enron or its affiliates whom Employee had contact with, knowledge of, or association with in the course of employment with Enron to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

     3.7 Early Resolution Conference/Arbitration. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity Employee intends to engage in on behalf of a competing business, Employee first will notify a member of Enron's Executive Committee in writing and meet with a company representative at least fourteen (14) days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an "Early Resolution Conference"). Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association before an arbitrator licensed to practice law in Texas. Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section if the other party fails to comply with obligations stated herein. The parties' agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

Article 4:  Miscellaneous

     4.1 Statements About Enron. Employee shall refrain, both during and after his or her employment, from publishing any oral or written statements about Enron or any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

     4.2 Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to Enron shall be sent to Enron Corp., 1400 Smith Street, Houston, Texas 77002, Attention: Corporate Secretary. Notices and communications to Employee shall be sent to the address Employee most recently provided to Enron.

     4.3 No Waiver. Other than as described in Section 2.2 a, no failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

     4.4 Mediation. If a dispute arises out of or related to Employee's employment, other than a dispute regarding
Employee's obligations under Articles 3 and 4.1, and if the dispute cannot be settled through direct discussions, then
Enron and Employee agree to try to settle the dispute in an amicable manner by confidential mediation before having recourse to any other proceeding or forum.

     4.5 Venue/Jurisdictions. This Agreement shall be governed by Texas law. Any litigation that may be brought by either party involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas.

     4.6 Assignment. This Agreement shall be binding upon and inure to the benefit of Enron and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of Enron. Enron may assign this Agreement to any affiliate or other entity. Employee's rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without Enron's prior written consent.

     4.7 Other Agreements. Other agreements exist between Enron and Employee relating to the employment relationship (e.g., obligations contained in Enron's Conduct of Business Affairs booklet and benefit plans). In addition, Employee signed Agreement Type "B" on July 24, 2000, and that Agreement is incorporated by reference. This Agreement replaces and merges other, previous agreements and discussions pertaining to the nature of, term, and termination of Employee's employment relationship with Enron, and this Agreement constitutes the entire agreement of the parties with respect to such subject matters. This Agreement supersedes and replaces the Executive Employment Agreement between Enron and Employee effective June 1, 1998. No representation, inducement, promise, or agreement has been made by either party with respect to such subject matters, and no agreement, statement, or promise relating to the employment of Employee by Enron that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party.

     4.8 Invalidity. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

     IN WITNESS WHEREOF, Enron and Employee have executed this Agreement in multiple originals to be effective on the first date of the Term.

Enron Corp.                  Mark Frevert


By:/s/ MARY K. JOYCE         /s/ MARK FREVERT
Name:   Mary K. Joyce        This 25th day of August, 2000
Title:  Vice President
This 25th day of August, 2000


                       Exhibit "A" to
                    Employment Agreement
            Between Enron Corp. and Mark Frevert

Employee Name:      Mark Frevert

Term:               June 1, 2000 through May 31, 2003

Position:           Chairman and Chief Executive Officer,
                    Enron North America Corp. and Chairman,
                    Enron Europe Limited

Location:           Houston, Texas and London, England

Monthly Base Salary: Employee's Monthly Base Salary
                     shall be at least $43,333.33.

Performance Bonus:  Employee shall be eligible to
                    participate in the Enron Corp. Annual
                    Incentive Plan ("Plan") or any
                    appropriate replacement bonus plan of
                    Enron.  All bonuses are discretionary
                    and shall be paid in accordance with the terms and provisions of the Plan, a portion of which may be paid in cash and a portion of which may be paid in stock options and/or restricted stock.

                    Employee's annual bonus
                    amounts for calendar years 2000, 2001,
                    and 2002 under the Plan (payable in
                    2001, 2002, and 2003, respectively)
                    shall be based on an annual bonus target of $1,500,000.00.

Geographic Region   Worldwide
of Responsibility:

Grant Awards:       As approved by the Compensation
                    Committee of the Enron Corp. Board of
                    Directors (the "Committee"), Employee
                    shall receive the grants described
                    below.  These grants are made with the
                    expectation that this Agreement will be
                    executed.  The grants are made pursuant
                    to the Enron Corp. 1991 Stock Plan (the
                    "Stock Plan") as determined by the
                    Committee, and shall be in the form of
                    written agreements approved by the
                    Committee.  The terms of the grant
                    agreements shall govern these grants.
                    The exercise price for the grants is
                    determined according to the provisions
                    of the Stock Plan, on the Date of Grant
                    established by the Committee ("Date of
                    Grant").

                    Employee acknowledges and understands
                    that the grants described below are
                    intended to deliver value for a three-
                    year period.

                    Employee shall receive a grant of Enron
                    Corp. Common Stock options (with a two-
                    year term) with a value of $7,875,000.00
                    (the number of stock options is
                    determined by the Committee, which uses
                    the Enron-approved Black-Scholes
                    valuation in effect on the date that the Committee approves the grant). This grant shall vest 50% on the Date of Grant, and 50% on the first anniversary date of the Date of Grant.

                    Employee also shall receive a grant of
                    Enron Corp. Common Stock options (with a three-year term) with a value of $7,875,000.00 (the number of stock options is determined by the Committee, which uses the Enron-approved Black-Scholes valuation in effect on the date that the Committee approves the grant). This grant shall vest 50% on the first anniversary date of the Date of Grant, and 50% on the second anniversary date of the Date of Grant.

Period of Post-     Employee's obligations in paragraph 3.4, Non-
Employment          Competition Obligations, and paragraph 3.5, Non-
Non-Competition     Solicitation of Customers, shall survive the
Obligations         termination of employment and extend through the
and Non-            latest of the following dates, whichever is
Solicitation        applicable:  (a) Twelve (12) months after
of Customers:       Employee's voluntary termination of employment if
                    such termination occurs during the Term; or (b)
                    Six (6) months after the last date of Employee's employment with Enron Corp. in the event of an involuntary termination with or without cause during the Term; or (c) Three (3) months after Employee's termination of employment for any reason if such termination occurs after the Term.

Enron Corp.                  Mark Frevert



By: /s/ MARY K. JOYCE        /s/ MARK FREVERT
Name:  Mary K. Joyce         This 25th day of August, 2000
Title: Vice President
This 25th day of August, 2000